UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 11, 2019

COLONY BANKCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-12436	58-1492391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

115 South Grant Street, Fitzgerald, Georgia 31750
(Address of Principal Executive Offices) (Zip Code)

(229) 426-6000
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          Effective March 11, 2019, the Board of Directors (the “Board”) of Colony Bankcorp, Inc. (the “Company”) voted to increase the size of the Board from seven to nine and appointed Ms. Meagan M. Mowry and Mr. Matthew D. Reed to fill the resulting vacancies, as well as to the Board of Directors for Colony Bank (the Bank), effective immediately. Ms. Mowry and Mr. Reed will serve as Directors of the Company and the Bank until the Company's annual meeting of shareholders to be held on May 28, 2019, at which time they will stand for election to a new one-year term, or until their successors are duly elected and qualified.

          Ms. Mowry is the co-founder and co-owner of Simcoe Investments and its development and construction subsidiaries, Homes of Integrity Construction and Integrity Real Estate. Entering the real estate industry in 2004, Ms. Mowry's companies have developed more than 1,000 residential home sites in 10 Savannah-area communities since 2010. She has been a licensed real estate agent since 2014 through the Savannah Board of Realtors. Her real estate sales focus is primarily in new construction sales and she recently surpassed $50 million in annual sales. Ms. Mowry currently serves as a board member for the Sales and Marketing Council of the Savannah Home Builders Association and is a Past President of the Bryan County Chapter of the Savannah Home Builders Association. Ms. Mowry's committee assignments on the Company’s Board have not yet been determined.

          Reed is Owner and Chief Executive Officer of Georgia CEO/South Carolina CEO, a network of local websites focused on the business communities in Georgia and South Carolina cities, with a subscriber base of over 60,000 members. Reed also serves as one of 85 members of the Board of Governors for the Georgia Chamber of Commerce and sits on the UGA Small Business Development Center's State Advisory Board. He also serves on the boards of Leadership Albany, GeorgiaForward, the Jekyll Island Foundation, and the Southwest Georgia Regional Commission. Additionally, he chairs the Horizons Community Solutions Board and the Board of South Georgia Leads, of which he is a founding member. Recently, He received the Albany Area Chamber’s Inaugural Young Professional of the Year Award and in 2015, received the State Partner of the Year from the UGA Small Business Development Center. He also is a graduate of Leadership Georgia and serves on the Albany Community Board of Colony Bank. Mr. Reed's committee assignments on the Company's Board have not yet been determined.

          Board members of the Company currently receive $1,000 for each monthly Board meeting attended ($900 each month not in attendance) and $200 monthly for each committee that the director serves. Directors of the Company who are not employees of the Bank also receive compensation of $400 for each local community board meeting attended.

          There are no understandings or arrangements with any person regarding the appointment of Ms. Mowry and Mr. Reed to the Board, and there are no family relationships between them and any other officer or director of the Company. There are no actual or proposed transactions among Ms. Mowry, Mr. Reed or any of his or her immediate family members and the Company that would require disclosure under Item 404(a) of Regulation S-K in connection with such appointments as directors of the Company. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of the Company and the Bank, their associates and corporations with which they are connected. Any lending transactions with Ms. Mowry and Mr. Reed in the future will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and Bank.

          The Company issued a press release on March 11, 2019, announcing the appointment of Ms. Mowry and Mr. Reed to the Board. A copy of a press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 11, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: March 11, 2019	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice President and Chief Financial Officer